Exhibit 5.2
(FRASER MILNER CASGRAIN LLP LETTERHEAD)
Brian R. Carr
Direct Line: 416-863-4366
brian.carr@fmc-law.com
January 24, 2007
U.S. Gold Corporation
2201 Kipling Street,
Suite 100
Lakewood, Colorado
80215-1545
Ladies and Gentlemen:
This firm has acted as counsel to U.S. Gold Corporation, a Colorado corporation (the “Company”), in connection with its registration statement on Form S-4 (the “Registration Statement”), to be filed with the Securities and Exchange Commission on the date hereof relating to the proposed offer (the “Exchange Offer”) by the Company and its wholly-owned subsidiary, US Gold Canadian Acquisition Corp., an Alberta corporation (“Canadian Exchange Co.” and, together with the Company, the “Offerors”), to acquire the outstanding common stock of White Knight Resources Ltd., a British Columbia corporation, in exchange for exchangeable shares of Canadian Exchange Co. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(8) of Regulation S-K, 17 C.F.R. §229.601(b)(8), in connection with the Registration Statement. Capitalized terms used in this letter and not otherwise defined herein shall have the meanings set forth in the prospectus (the “Prospectus”) included as part of the Registration Statement.
This opinion letter is based on the current provisions of the Income Tax Act (Canada) (the “Tax Act”), the regulations thereunder and counsel’s understanding of the current published administrative policies and assessment practices of the Canada Revenue Agency, or the CRA. This summary also takes into account all proposed amendments to the Tax Act and the regulations thereunder publicly announced by or on behalf of the Minister of Finance (Canada) before the date hereof (“Tax Proposals”). There can be no assurance that any such Tax Proposals will be implemented in their current form or at all. Except as mentioned above, this opinion letter does not take into account or anticipate changes in the law, whether by judicial, governmental or legislative action or decision, or changes in the administrative policies or assessment practices of the CRA, nor does it take into account provincial, territorial or foreign

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income tax legislation or considerations, which may differ from the Canadian federal income tax considerations described herein. These provisions and interpretations are subject to changes, which may or may not be retroactive in effect, that might result in material modifications of our opinion. Our opinion does not foreclose the possibility of a contrary determination by the Canada Revenue Agency (the “CRA”) or a court of competent jurisdiction, or of a contrary position by the CRA in rulings issued in the future. In this regard, although we believe that our opinion set forth herein will be sustained if challenged, an opinion of counsel with respect to an issue is not binding on the CRA or the courts, and is not a guarantee that the CRA will not assert a contrary position with respect to such issue or that a court will not sustain such a position asserted by the CRA.
In rendering the following opinion, we have examined such statutes, regulations, records, certificates and other documents as we have considered necessary or appropriate as a basis for such opinion, including (but not limited to) the Registration Statement.
In our review, we have assumed that (i) all of the representations and statements set forth in such documents are true and correct (and representations and statements made “to the knowledge of,” or based on the belief of, the Offerors or similarly qualified are true and correct without such qualification), (ii) the Offerors will take such actions as the Prospectus states they “intend” or “expect” to take, and (iii) all of the obligations imposed by any such documents on the parties thereto have been and will continue to be performed or satisfied in accordance with their terms. We also have assumed the genuineness of all signatures, the proper execution of all documents, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.
For purposes of rendering our opinion, we have not made an independent investigation of the facts set forth in any of the above-referenced documents, including the Prospectus. We have consequently relied upon representations and information presented in such documents.
Based upon, and subject to, the foregoing, we are of the opinion that the discussion in the Registration Statement under the heading “Material Canadian Federal Income Tax Considerations,” to the extent that it describes provisions of Canada federal income tax law, is correct in all material respects as of the date hereof.
We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement. This opinion letter has been prepared solely for your use in connection with the filing of the Registration Statement on the date of this opinion letter and should not be quoted in whole or in part or otherwise referred to, nor filed with or furnished to, any other governmental agency or other person or entity without the prior written consent of this firm.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.
Yours very truly,
FRASER MILNER CASGRAIN LLP
/s/ FRASER MILNER CASGRAIN LLP
BRC/ew